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                                                                   Exhibit 10.14

             LETTER OF CREDIT REIMBURSEMENT AND PLEDGE AGREEMENT

                            Dated as of June 20, 2003

                                      among

                         MONTPELIER REINSURANCE LTD.,



                   THE LENDERS LISTED ON SCHEDULE I HERETO



                                       and

FLEET NATIONAL BANK, as Administrative Agent for itself and the other lending institutions party thereto


                   with FLEET SECURITIES, INC. as Arranger
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                                    Exhibits

Exhibit A       Form of Assignment and Acceptance
Exhibit B       Control Agreement
Exhibit C       Form of Letter of Credit Application
Exhibit D       Form of Compliance Certificate
Exhibit E       Pledged Collateral Certificate

                                  Schedules

Schedule 1      Lenders and Commitments
Schedule 2.1.1  Existing Letters of Credit to become Tranche A Letters of Credit
Schedule 4.1    Property Held in Securities Account
Schedule 5.6    Litigation
Schedule 5.12   Security Interests; Financing Statements
Schedule 5.15   Subsidiaries, Etc.
Schedule 8      Financial Covenants

               LETTER OF CREDIT REIMBURSEMENT AND PLEDGE AGREEMENT

      This LETTER OF CREDIT REIMBURSEMENT AND PLEDGE AGREEMENT is made as of June 20, 2003, by and among Montpelier Reinsurance Ltd. (the "Borrower"), a limited liability company duly incorporated as an exempted company under the laws of Bermuda, having its registered office at 8 Par-La-Ville Road, Hamilton, HM 08, Bermuda, the lending institutions listed on Schedule 1 (the "Lenders") and Fleet National Bank, a national banking association, as administrative agent for itself and such other lending institutions (the "Administrative Agent").

      WHEREAS, pursuant to that certain letter of credit facility established by Fleet National Bank in favor of the Borrower (the "Facility"), Fleet National Bank (in its capacity as issuer of such letters of credit, "FNB") issued, for the account of the Borrower, the letters of credit described on Schedule 2.1.1 hereto (the "Existing Letters of Credit");

      WHEREAS, as set forth in Section 2.1.1 the Existing Letters of Credit shall be Tranche A Letters of Credit under this Reimbursement and Pledge Agreement; and

      NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1A. TRANSITIONAL ARRANGEMENTS. FNB, as issuing lender of the Existing Letters of Credit under the Facility hereby assigns to the Administrative Agent for the benefit of the Lenders and to secure the Obligations hereunder (i) all of its right, title, and interest in and to the Facility (including, without limitation, its right, title and interest in and to the Pledge Agreement, dated as of February 26, 2002 between the Borrower and Fleet National Bank (as amended, the "Existing Pledge Agreement"), (ii) all liens, security interests and charges granted to, and collateral security held by, FNB in respect of the Existing Letters of Credit, and (iii) all right, title and interest of FNB in and to that certain Control Agreement, dated as of April 3, 2003, among the Borrower, FNB and the Custodian (the "Existing Control Agreement"). Effective immediately upon the Closing Date, (i) the terms and conditions of the Existing Pledge Agreement shall be amended and restated as set forth herein and the Existing Pledge Agreement shall be superseded by this Reimbursement and Pledge Agreement and (ii) the terms and conditions of the Existing Control Agreement shall be amended and restated as set
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                                       -2-


forth in the Control Agreement and the Existing Control Agreement shall be superseded by the Control Agreement.

                   1. DEFINITIONS AND RULES OF INTERPRETATION.

      1.1. DEFINITIONS. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Reimbursement and Pledge Agreement referred to below:

      Acceding Bank. See Section 2.1.3.

      Administrative Agent's Office. The Administrative Agent's office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Administrative Agent may designate from time to time.

      Administrative Agent. Fleet National Bank, acting as agent for the Lenders and each other Person appointed as the successor Administrative Agent in accordance with Section 12.9.

      Administrative Agent's Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.

      Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

      Affiliate. Any Person that would be considered to be an affiliate of any other Person under Rule 144(a) of the Rules and Regulations promulgated under the Securities Act of 1933, as amended, if such Person were issuing securities or any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. "Control" of a Person means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

      Aggregate Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

      Agent for Service. See Section 14.15.
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                                       -3-


      A.M. Best Rating. The financial strength rating issued with respect to the Borrower by A.M. Best Company.

      Approved Fund. Any Fund that is administered or managed by (a) a Lender,
(b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

      Arranger. Fleet Securities, Inc.

      Assignment and Acceptance. An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.2), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

      Balance Sheet Date. December 31, 2002.

      Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by Fleet as its "prime rate", such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (-%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Administrative Agent of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent. Changes in the Base Rate resulting from any changes in Fleet's "prime rate" shall take place at the opening of business on the day of any change established by Fleet in the ordinary course of its business.

      Borrower. As defined in the preamble hereto.

      Business Day. Any day on which banking institutions in Boston, Massachusetts and Bermuda are open for the transaction of banking business.

      Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a
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                                       -4-


corporation) and any and all warrants, rights or options to purchase any of the foregoing.

      Change in Control. Any of (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Borrower occurs; (b) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") other than the Parent or White Mountains Insurance Group Ltd., is or becomes, directly or indirectly, the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of securities of the Borrower that represent 51% or more of the combined voting power of the Borrower's then outstanding securities; (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new or replacement directors whose election by the Board of Directors or whose nomination by the stockholders of the Borrower was approved by a vote of a majority of the Directors of the Borrower then still in office who are either directors or replacement directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Borrower's Board of Directors then in office; (d) the Parent ceases to (x) be the single largest shareholder of the Borrower or (y) be directly or indirectly, the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of securities of the Borrower that represent 10% or more of the combined voting power of the Borrower's then outstanding securities; or (e) White Mountain Insurance Group Ltd. ceases to (x) be the single largest shareholder of the Parent or (y) be directly or indirectly, the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of securities of the Parent that represent 10% or more of the combined voting power of the Parent's then outstanding securities.

      Closing Date. The first date on which the conditions set forth in Section 9 have been satisfied and any Letter of Credit is to be issued hereunder.

      Code. The Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

      Collateral Coverage Amount. See Section 6.8.

      Combined or combined. With reference to any term defined herein, shall mean that term as applied to the accounts of the Parent and its Subsidiaries, combined in accordance with GAAP.

      Commitment. With respect to each Lender, such Lender's Tranche A Commitment and/or Tranche B Commitment, as the case may be.
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                                       -5-


      Commitment Increase Notice. See Section 2.1.3.

      Commitment Maturity Date. June 18, 2004, as such may be extended pursuant to Section 2.1.5 hereof.

      Commitment Percentage. With respect to each Lender, such Lender's Tranche A Commitment Percentage and/or Tranche B Commitment Percentage, as the case may be.

      Compliance Certificate. See Section 6.4(d).

      Control Agreement. That certain Amended and Restated Control Agreement, dated as of June 20, 2003 among the Administrative Agent, the Borrower and the Custodian and attached hereto as Exhibit B.

      Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Parent and its Subsidiaries, consolidated in accordance with GAAP.

      Cure Contribution. Capital contributions or other equity infusions to the Parent made on or before the 30th day after the date the Borrower has failed to comply with the covenant set forth in Section 8.1 of Schedule 8, which cure such default.

      Custodial Lien and Set-off Rights. See Section 5.13.

      Custodian. The Bank of New York

      Default. Any event which would, with the giving of notice or the lapse of time, constitute an Event of Default.

      Delinquent Lender. See Section 12.5.3.

      Deposit Account. The Borrower's demand deposit account no. 251473 and any replacement or successor account maintained with the Custodian and subject to the terms of the Control Agreement.

      Dollars or $. Dollars in lawful currency of the United States of America.

      Dollar Equivalent. On any particular date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any amount denominated in Pounds Sterling, the amount (as conclusively ascertained by the Administrative Agent absent manifest error) of Dollars which could be purchased by the Administrative Agent (in accordance with its normal banking practices) in the London foreign currency deposit markets with such amount of such currency at the spot
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                                       -6-


rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

      Effective Commitment Amount. See Section 2.1.3.

      Eligible Assignee. Any of (a) a Lender, (b) an Affiliate of a Lender or
(c) a financial institution having a senior unsecured debt rating of not less than "A", or its equivalent, by S&P and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (with each such approval not to be unreasonably withheld or delayed).

      Event of Default. See Section 11.1.

      Existing Letters of Credit. As defined in the recitals hereto.

      Existing Pledge Agreement. See Section 1A.

      Extension. See Section 2.1.5.

      Facility. As defined in the recitals hereto.

      Facility Fee. See Section 2.8.

      Federal Agency. Any of the following agencies of the federal government of the United States: (a) Government National Mortgage Association; (b) the Export-Import Bank of the United States; (c) the Farmers Home Administration, an agency of the United States Department of Agriculture; (d) the United States General Services Administration; (e) the United States Maritime Administration;
(f) the United States Small Business Administration; (g) the Commodity Credit Corporation; (h) the Rural Electrification Administration; (i) the Rural Telephone Bank; (j) Washington Metropolitan Area Transit Authority; (k) the Federal Home Loan Mortgage Corporation; (l) the Federal National Mortgage Association; (m) the Federal Housing Finance Board; (n) the Federal Home Loan Bank and (o) such other federal agencies as are reasonably acceptable to the Administrative Agent.

      Federal Agency Collateral. See Section 6.8.

      Fee Letter. The fee letter dated as of June 20, 2003 among the Borrower, the Administrative Agent and the Arranger.

      Fees. The Letter of Credit Fee and the Facility Fee.
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                                       -7-


      Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Administrative Agent Holding Company Act of 1956 (12 U.S.C. Section 1843).

      Fleet. Fleet National Bank, a national banking association, in its individual capacity.

      FNB. As defined in the recitals hereto.

      Freely Transferable. Securities which are freely transferable and traded in established and recognized markets and as to which there are readily available price quotations.

      Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

      GAAP or generally accepted accounting principles. (a) When used in
Section 6, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and
(ii) to the extent consistent with such principles, the accounting practice of the Parent reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Parent adopting the same principles, provided that in each case referred to in this definition of "GAAP" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

      Governing Documents. With respect to any Person, its certificate or articles of incorporation, memorandum of association, certificate of formation, or, as the case may be, certificate of limited partnership, its by-laws, operating agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
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                                       -8-


      Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any court or arbitrator.

      Indemnified Persons. See Section 14.5(a)

      Indemnitee. See Section 14.4

      Ineligible Securities. Securities which may not be underwritten or dealt in by member Administrative Agents of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

      Insurance Subsidiary. The Borrower and any other Subsidiary of the Parent created after the Closing Date which is licensed by any Governmental Authority to engage in the insurance business.

      Lender Affiliate. With respect to any Lender, (a) an Affiliate of such Lender or (b) any Approved Fund.

      Lender Increase Notice. See Section 2.1.3.

      Lenders. Fleet and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 13.

      Letters of Credit. The Tranche A Letters of Credit and the Tranche B Letters of Credit.

      Letter of Credit Application. See Section 2.1.1.

      Letter of Credit Fee. See Section 2.8.

      Letter of Credit Participation. See Section 2.1.6.

      Lloyd's. Lloyd's of London or members of its syndicate.

      Loan Documents. This Reimbursement and Pledge Agreement, the Letter of Credit Applications, the Letters of Credit and the Control Agreement.

      Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which results in:
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                                       -9-


      (a) a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of the Borrower, individually or the Borrower and its Subsidiaries, taken as a whole;

      (b) a material adverse effect on the ability of the Borrower to perform any of its Obligations under any of the Loan Documents to which it is a party; or

      (c) any impairment of the validity, binding effect or enforceability of this Reimbursement and Pledge Agreement or any of the other Loan Documents, any impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document or any impairment of the attachment, perfection or priority of any lien of the Administrative Agent under this Reimbursement and Pledge Agreement other than (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 and (ii) the Custodial Lien and Set-Off Rights.

      In determining whether any individual event has a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events results in a Material Adverse Effect.

      Notice of Exclusive Control. A written notice, in the form attached to the Control Agreement as Exhibit B, given by the Administrative Agent to the Custodian upon an Event of Default that the Administrative Agent is exercising sole and exclusive control of the Securities Account and the Pledged Collateral credited thereto.

      Obligations. All indebtedness, obligations and liabilities of the Borrower to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Reimbursement and Pledge Agreement or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Reimbursement and Pledge Agreement or any of the other Loan Documents or in respect of any Reimbursement Obligations incurred under any Letter of Credit or other instrument at any time evidencing any thereof and arising by contract, operation of law or otherwise.

      Participant. See Section 13.4.

      Parent. Montpelier Re Holdings Ltd., parent to the Borrower.
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                                      -10-


      Person. Any individual, corporation, limited liability company partnership, limited liability partnership, firm, trust, joint venture, joint stock company, other unincorporated association, business, or other legal entity, and any Governmental Authority, each whether acting in an individual, fiduciary or other capacity.

      Pledged Collateral. See Section 4.1.

      Pledged Collateral Certificate. See Section 6.4(e).

      Pounds Sterling or L. The lawful currency of the United Kingdom of Great Britain and Northern Ireland.

      Pounds Sterling Equivalent. On any particular date, with respect to any amount denominated in Pounds Sterling, such amount in Pounds Sterling, and with respect to any amount denominated in Dollars, the amount (as conclusively ascertained by the Administrative Agent absent manifest error) of Pounds Sterling which could be purchased by the Administrative Agent (in accordance with its normal banking practices) in the London foreign currency deposit markets with such amount of Dollars at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

      Qualified Securities. See Section 6.8.

      Register. See Section 13.3.

      Release Amount. See Section 4.7.

      Reimbursement Obligation. The Borrower's obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in Section 2.2.

      Related Parties. With respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

      Required Lenders. As of any date, the Lenders whose aggregate Commitments constitutes at least fifty-one percent (51%) of the Total Commitment or, if the Commitments have been terminated, the Lenders whose amount of Letter of Credit Partipations constitute at least fifty-one percent (51%) of the aggregate Letter of Credit Participations.

      Replacement Lender. See Section 2.1.5.
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                                      -11-


      Responsible Officer. The president, chief executive officer, chief financial officer, chief operating officer, treasurer, controller or any vice-president of the Borrower.

      S&P. Standard & Poor's Ratings Group.

      Securities Account. The Borrower's custodial account fund no. 251471 maintained with the Custodian and any replacement or successor account maintained with the Custodian and subject to the terms of the Control Agreement.

      Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

      Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.

      Total Tranche A Commitment. The sum of the Tranche A Commitments of the Tranche A Lenders, as in effect from time to time.

      Total Tranche B Commitment. The sum of the Tranche B Commitments of the Tranche B Lenders, as in effect from time to time.

      Tranche A Commitment. With respect to each Tranche A Lender, the amount set forth on Schedule 1 hereto as the amount of such Tranche A Lender's commitment to participate in the issuance, extension and renewal of Tranche A Letters of Credit for the account of the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

      Tranche A Commitment Percentage. With respect to each Tranche A Lender, the percentage set forth on Schedule 1 hereto as such Tranche A Lender's percentage of the aggregate Tranche A Commitments of all of the Tranche A Lenders.

      Tranche A Lenders. The Lenders having a Tranche A Commitment, as set forth on Schedule 1 hereto, along with their successors and assigns.

      Tranche A Letters of Credit. See Section 2.1.1.

      Tranche A Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Tranche A Letters of Credit, as such aggregate amount may be reduced time to time pursuant to the terms of the Tranche A Letters of Credit.

         Tranche B Commitment. With respect to each Tranche B Lender, the amount set forth on Schedule 1 hereto as the amount of such Tranche B Lender's commitment to participate in the issuance, extension and renewal of Tranche B Letters of Credit for the account of the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

         Tranche B Commitment Percentage. With respect to each Tranche B Lender, the percentage set forth on Schedule 1 hereto as such Tranche B Lender's percentage of the aggregate Tranche B Commitments of all of the Tranche B Lenders.

         Tranche B Lenders. The Lenders having a Tranche B Commitment, as set forth on Schedule 1 hereto, along with their successors and assigns.

         Tranche B Letters of Credit.  See Section 2.1.2.

         Tranche B Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Tranche B Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Tranche B Letters of Credit.

         Treasury Collateral.   See Section 6.8.

         Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, Section 2.2.

         Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

         1.2. RULES OF INTERPRETATION.

                  (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms or the terms of this Reimbursement and Pledge Agreement.

                  (b) The singular includes the plural and the plural includes the singular.

                  (c) A reference to any law includes any amendment or modification to such law.

                  (d) A reference to any Person includes its permitted successors and permitted assigns.

                  (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

                  (f) The words "include", "includes" and "including" are not limiting.

                  (g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

                  (h) Reference to a particular "Section" refers to that section of this Reimbursement and Pledge Agreement unless otherwise indicated.

                  (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Reimbursement and Pledge Agreement as a whole and not to any particular section or subdivision of this Reimbursement and Pledge Agreement.

                  (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

                  (k) This Reimbursement and Pledge Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

                  (l) This Reimbursement and Pledge Agreement is the result of negotiation among, and has been reviewed by counsel to, among others, the Administrative Agent and the Borrower and is the product of discussions and negotiations among all parties. Accordingly, this Reimbursement and Pledge Agreement is not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent's or any Lender's involvement in the preparation of such documents.

                              2. LETTERS OF CREDIT.

         2.1.  LETTER OF CREDIT COMMITMENTS.

                  2.1.1. TRANCHE A LETTERS OF CREDIT. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a hard copy or electronically filed letter of credit application on the Administrative Agent's customary form (a "Letter of Credit Application"), with the Administrative Agent's form as of the Closing Date attached hereto as Exhibit C, the Administrative Agent on behalf of the Tranche A Lenders and in reliance upon the agreement of the Tranche A Lenders set forth in Section 2.1.4 and upon the representations and warranties of the Borrower contained herein, agrees from time to time during the period from the Closing Date to the Commitment Maturity Date, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby letters of credit, each in a minimum face amount of (a) with respect to Tranche A Letters of Credit denominated in Pounds Sterling, the Pounds Sterling Equivalent of $100,000 and (b) with respect to Tranche A Letters of Credit denominated in Dollars, $1,000, to be used in the ordinary course of the Borrower's business, denominated in Pounds Sterling or in Dollars in such form as may be requested from time to time by the Borrower and agreed to by the Administrative Agent (individually, a "Tranche A Letter of Credit"); provided, however, that, after giving effect to such request, (i) the sum of the Dollar Equivalent of the Aggregate Maximum Drawing Amount and the Dollar Equivalent of the Unpaid Reimbursement Obligations shall not exceed the Total Commitment at any one time, (ii) the sum of the Dollar Equivalent of the Tranche A Maximum Drawing Amount and the Dollar Equivalent of the Unpaid Reimbursement Obligations consisting of amounts paid under Letters of Credit, as set forth in Section 2.2(a)(i), in respect of Tranche A Letters of Credit shall not exceed the Total Tranche A Commitment at any one time, (iii) no Tranche A Letter of Credit denominated in Dollars shall be issued unless the face amount of such Tranche A Letter of Credit is higher than the unused portion of the Tranche B Commitment and (iv) the sum of the Dollar Equivalent of the Aggregate Maximum Drawing Amount plus the Dollar Equivalent of the Unpaid Reimbursement Obligations consisting of amounts paid under Letters of Credit, as set forth in Section 2.2(a)(i), shall not, at any time, exceed the Collateral Coverage Amount. The Borrower and the Lender agree that the Letters of Credit listed on Schedule 2.1.1 hereof shall become Tranche A Letters of Credit hereunder.

                  2.1.2. TRANCHE B LETTERS OF CREDIT. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a Letter of Credit Application, the Administrative Agent on behalf of the Tranche B Lenders and in reliance upon the agreement of the Tranche B Lenders set forth in Section 2.1.4 and upon the representations and warranties of the Borrower contained herein, agrees from time to time during the period from the Closing Date to the Commitment Maturity Date, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby letters of credit, each in a minimum face amount of $1,000, to be used in the ordinary course of the Borrower's business, denominated in Dollars and otherwise in such form as may be requested from time to time by the Borrower and agreed to by the Administrative Agent (individually, a "Tranche B Letter of Credit"); provided, however, that, after giving effect to such request,
         (i) the sum of the Dollar Equivalent of the Aggregate Maximum Drawing Amount and the Dollar Equivalent of the Unpaid Reimbursement Obligations shall not exceed the Total Commitment at any one time, (ii) the sum of the Tranche B Maximum Drawing Amount and all Unpaid Reimbursement Obligations consisting of amounts paid under Letters of Credit, as set forth in Section 2.2(a)(i), in respect of Tranche B Letters of Credit shall not exceed the Total Tranche B Commitment at any one time and (iii) the sum of the Dollar Equivalent of the Aggregate Maximum Drawing Amount plus all Unpaid Reimbursement Obligations consisting of amounts paid under Letters of Credit, as set forth in Section 2.2(a)(i), shall not exceed the Collateral Coverage Amount.

                  2.1.3. INCREASE TO TOTAL TRANCHE B COMMITMENT. At any time, the Borrower may request that the Total Tranche B Commitment and its components be increased, provided that, without the prior written consent of the Required Lenders, (i) the Total Commitment shall at no time exceed $500,000,000 and the Total Tranche B Commitment shall at no time exceed $250,000,000 and (ii) each such request shall be in a minimum amount of at least $1,000,000. Such request shall be made in a written notice given to the Administrative Agent and the Tranche B Lenders by the Borrower not fewer than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a "Commitment Increase Notice") shall specify the amount of the proposed increase in the Total Tranche B Commitment and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Tranche B Lenders shall be given the opportunity to participate in the requested increase ratably in proportion that its Tranche B Commitments bears to the Total Tranche B Commitment under this Reimbursement and Pledge Agreement, respectively. No Lender shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. On or prior to a date that is ten (10) Business Days after receipt of the Commitment Increase Notice, each Tranche B Lender shall submit to the Administrative Agent a notice indicating the maximum amount, if any, by which it is willing to increase its Tranche B Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a "Lender Increase Notice"). Any Tranche B Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such ten
         (10) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by the Borrower in the Commitment Increase Notice, the Administrative Agent shall have the right, in consultation with the Borrower, to allocate the amount of increases necessary to meet the Borrower's Commitment Increase Notice; provided that, no Lender shall be allocated an amount less than its pro rata share of such increase based upon the proportion its Tranche B Commitments bear to the Total Tranche B Commitment under this Reimbursement and Pledge Agreement. In the event that the Lender Increase Notices are less than the amount requested by the Borrower, no later than five (5) Business Days prior to the proposed effective date the Borrower may notify the Administrative Agent of any Eligible Assignee that shall have agreed to become a "Tranche B Lender" party hereto (an "Acceding Bank") in connection with the Commitment Increase Notice. If the Borrower shall not have arranged any Acceding Bank(s) to commit to the shortfall from the Lender Increase Notices, then the Borrower shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Acceding Bank, if applicable, the Administrative Agent shall notify the Borrower and the Tranche B Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Bank's and Acceding Bank's Commitment (the "Effective Commitment Amount") and the increased amount of the Total Tranche B Commitment, which amounts shall be effective on the following Business Day subject to the conditions set forth herein. Any increase in the Total Tranche B Commitment under this Reimbursement and Pledge Agreement shall be subject to the following conditions precedent: (i) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Total Commitment under this Reimbursement and Pledge Agreement, all representations and warranties shall be true and correct in all material respects as though made on such date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date) and no event shall have occurred and then be continuing which constitutes a Default or Event of Default under this Reimbursement and Pledge Agreement; (ii) the Borrower, the Administrative Agent and each Acceding Bank shall have agreed to provide a "Commitment" in support of such increase in the Total Tranche B Commitment under this Reimbursement and Pledge Agreement, shall have executed and delivered an "Instrument of Accession" in a form reasonably acceptable to the Administrative Agent; (iii) to the extent reasonably required by the Administrative Agent, counsel for the Borrower shall have provided to the Administrative Agent a supplemental opinion in form and substance reasonably satisfactory to the Administrative Agent; (iv) the Acceding Bank(s) shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such increase and (v) the Borrower shall have executed and delivered all corporate authority documents that the Administrative Agent shall have reasonably requested in connection with such increase. Upon satisfaction of the conditions precedent to any increase in the Total Tranche B Commitment under this Reimbursement and Pledge Agreement, the Administrative Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase the Total Tranche B Commitment under this Reimbursement and Pledge Agreement that is supported by an Acceding Bank, such Acceding Bank shall be a party to this Reimbursement and Pledge Agreement as a Tranche B Lender and shall have the rights and obligations of a Tranche B hereunder. In addition, on the effective date, the

         Administrative Agent shall replace the existing Schedule 1 attached hereto with the revised Schedule 1 reflecting such new Total Tranche B Commitment and each Lender's Commitment. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder.

                  2.1.4. TERMS OF LETTERS OF CREDIT. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) (i) with respect of Tranche A Letters of Credit, issued to Lloyd's, have an expiry date no later than the date which is five (5) years from the date of issuance of such Letter of Credit and (ii) with respect to all other Tranche A Letters of Credit and all Tranche B Letters of Credit, have an expiry date no later than the date which is one (1) year from the date of issuance of such Letter of Credit. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Administrative Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the "Uniform Customs") or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among Administrative Agents adopted by the Administrative Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit, in each case to the extent not inconsistent with New York law. Letters of Credit may be issued at any time prior to the Commitment Maturity Date. In the event of any conflict between the terms of any Letter of Credit Application and this Reimbursement and Pledge Agreement, the terms of this Reimbursement and Pledge Agreement shall govern.

                  2.1.5. EXTENSION OF COMMITMENT MATURITY DATE; REPLACEMENT LENDER. The Borrower may request an extension of the Commitment Maturity Date for one additional three-hundred sixty-four (364) day period (the "Extension"). The Borrower must request the Extension in writing to the Administrative Agent and the Lenders not less than sixty
         (60) nor more than ninety (90) days prior to the Commitment Maturity Date. Each Lender may decide, in its sole discretion, whether to participate in the Extension and shall notify the Administrative Agent and the Borrower in writing of its decision within thirty (30) days after receipt of the Borrower's request, provided that no Lender shall give formal notification of its approval of the Extension more than sixty (60) days prior to the Commitment Maturity Date. Any Lender not responding to a request for an Extension within thirty (30) days after receipt of the Borrower's request shall be deemed to have not consented to the Extension. If a Lender does not approve the Extension by such date, the Borrower may, up until the fifteenth (15th) day prior to the Commitment Maturity Date, (i) request that all or a portion of the remaining Lenders acquire and assume all of the non-approving Lender's Commitment as provided herein, but none of such Lenders shall be under an obligation to do so, (ii) designate a new Lender (a "Replacement Lender") which is an Eligible Assignee, and/or (iii) with the approval of the Administrative Agent and each of the remaining Lenders, downsize the Tranche A Commitment or the Tranche B Commitment, as the case may be, and, correspondingly, the Total Commitment, by the amount of the non-approving Lender's pro rata share. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the existing Lenders shall agree to acquire and assume all or any portion of the non-approving Lender's Commitment, then such non-approving Lender shall assign, in accordance with Section 13, all of its Commitment, Letter of Credit Participations and other rights and obligations under this Reimbursement and Pledge Agreement and all other Loan Documents to such Replacement Lender or existing Lenders, as the case may be; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such non-approving Lender and such Replacement Lender and/or existing Lenders, as the case may be, and (B) prior to any such assignment, the Borrower shall have paid to such non-approving Lender all amounts properly demanded and unreimbursed. If all of the then Lenders have agreed to the Extension on or before the fifteenth (15th) day prior to the Commitment Maturity Date, then the Extension shall take effect. Upon the commencement of such Extension, the Letter of Credit Fee for any existing or new Letters of Credit and the Facility Fee may be subject to an annualized increase or decrease, as determined by the Administrative Agent in its reasonable discretion.

                  2.1.6. REIMBURSEMENT OBLIGATIONS OF LENDERS. Each Tranche A Lender and each Tranche B Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender's Tranche A Commitment Percentage or Tranche B Commitment Percentage, as the case may be, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Administrative Agent under each Letter of Credit, required to be funded by it, to the extent that such amount is not reimbursed by the Borrower pursuant to Section 2.2 (such agreement for a Lender being called herein the "Letter of Credit Participation" of such Lender).

                  2.1.7. PARTICIPATIONS OF LENDERS. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrower's Reimbursement Obligation under
         Section 2.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to Section 2.2.

         2.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Administrative Agent to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees:

                  (a) to reimburse or pay to the Administrative Agent, for the account of the Administrative Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Administrative Agent hereunder, on each date that any draft presented under such Letter of Credit is honored by the Administrative Agent, or the Administrative Agent otherwise makes a payment with respect thereto, (i) the Dollar Equivalent of the amount paid by the Administrative Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Administrative Agent or any Lender in connection with any payment made by the Administrative Agent or any Lender under, or with respect to, such Letter of Credit, provided that, the failure of the Borrower to immediately reimburse the Administrative Agent for amounts due pursuant to this Section 2.2(a) shall be an Event of Default and upon the occurrence of such Event of Default, the Administrative Agent may issue a Notice of Exclusive Control and apply all or any portion of the Pledged Collateral towards the payment obligations described herein, and

                  (b) that the Administrative Agent may, upon the acceleration of the Aggregate Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 11, exercise all rights and remedies in respect of the Pledged Collateral and any proceeds thereof, to collect an amount equal to the Dollar Equivalent of the then outstanding Reimbursement Obligations.

Each payment contemplated by Section 2.2(a) shall be made to the Administrative Agent at the Administrative Agent's Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this
Section 2.2 at any time from the date such amounts become due and payable (whether as stated in this Section 2.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate specified in Section 3.8. Any Pledged Collateral or proceeds thereof collected by the Administrative Agent pursuant Sections 2.2(a) or 2.2(b) may be, at the Administrative Agent's sole discretion, converted into Pounds Sterling, with any such conversion costs being considered a collection expense and added to the Obligations. All payments of Fees, interest and Reimbursement Obligations to the Lenders shall be made in Dollars even if the underlying Letter of Credit is denominated in Pounds Sterling.

         2.3. VOLUNTARY COMMITMENT REDUCTIONS. The Borrower shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Administrative Agent to reduce by a minimum amount of $10,000,000 and in multiples of $1,000,000 in excess thereof, or to terminate entirely, the Tranche A Commitment or the Tranche B Commitment, whereupon the Commitments of the Tranche A Lenders or the Tranche B Lenders, as the case may be, shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, terminated as the case may be provided that (a) the Total Tranche A Commitment may not be reduced to an amount below the Tranche A Maximum Drawing Amount, (b) the Total Tranche B Commitment may not be reduced to an amount below the Tranche B Maximum Drawing Amount and (c) the Total Commitment may not be reduced to an amount below the Aggregate Maximum Drawing Amount. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Administrative Agent will notify the Lenders of the substance thereof. No reduction or termination of the Commitments may be reinstated.

         2.4. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Administrative Agent as provided in Section 2.2 or if the Administrative Agent is unable to effect such reimbursement through the application of the Pledged Collateral, on the date that such draft is paid or other payment is made by the Administrative Agent, the Administrative Agent may at any time thereafter notify the Tranche A Lenders or the Tranche B Lenders, as the case may be, of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Tranche A Lender or Tranche B Lender, as the case may be, shall make available to the Administrative Agent, in Dollars, at the Administrative Agent's Office, in immediately available funds, such Lender's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender's Tranche A Commitment Percentage or Tranche B Commitment Percentage, as the case may be, of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender's Tranche A Commitment Percentage or Tranche B Commitment Percentage, as the case may be, of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360. The responsibility of the Administrative Agent to the Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

         2.5. OBLIGATIONS ABSOLUTE. The Borrower's obligations under this
Section 2 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Administrative Agent and the Lenders that the Administrative Agent and the other Lenders shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 2.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in the absence of gross negligence and willful misconduct, shall be binding upon the Borrower and shall not result in any liability on the part of the Administrative Agent or any Lender to the Borrower.

         2.6. RELIANCE BY ISSUER. To the extent not inconsistent with
Section 2.4, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Reimbursement and Pledge Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Reimbursement and Pledge Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of a Letter of Credit Participation.

         2.7. FACILITY FEE. The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a facility fee (the "Facility Fee") calculated at the rate equal to seven and one-half one-hundredths of one percent (.075%) per annum of the Total Commitment. The Facility Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter (or portion thereof in the event that less than a full calendar quarter has elapsed) commencing on the first such date following the date hereof, with a final payment (i) to the Tranche A Lenders on the date on which the Commitments in respect of the Tranche A Letters of Credit shall terminate and (ii) to the Tranche B Lenders on the date on which the

Commitments in respect of the Tranche B Letters of Credit shall terminate.

         2.8. LETTER OF CREDIT FEE. The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a Letter of Credit Fee (the "Letter of Credit Fee") calculated based on the face amount of each outstanding Letter of Credit at a rate equal to (a) with respect to the Tranche A Letters of Credit, twenty-seven and one-half one-hundredths of one percent (.275%) per annum and
(b) with respect to the Tranche B Letters of Credit, twenty-two and one-half one-hundredths of one percent (.225%) per annum. The Letter of Credit Fee shall be payable quarterly in advance on the Closing Date, on the date of any issuance of any Letter of Credit and on the first day of each calendar quarter (or portion thereof in the event that less than a full calendar quarter has elapsed) commencing on the first such date after the Closing Date with a final payment
(i) to the Tranche A Lenders on the date on which there are no outstanding Tranche A Letters of Credit and the Tranche A Commitments have been terminated and (ii) to the Tranche B Lenders on the date on which there are no outstanding Tranche B Letters of Credit and the Tranche B Commitment have been terminated. Upon the granting of an Extension, pursuant to Section 2.1.5, the Letter of Credit Fee may be subject to an annualized increase or decrease, as determined by the Administrative Agent in its reasonable discretion. The Borrower shall also pay to the Administrative Agent, for its own account, the Administrative Agent's customary or scheduled costs of issuance and usual and customary costs of, amendment, negotiation or document examination with respect to the Letters of Credit.

                         3. CERTAIN GENERAL PROVISIONS.

         3.1. FEES PAYABLE PURSUANT TO THE FEE LETTER. The Borrower agrees to pay to the Administrative Agent and the Arranger the fees set forth in the Fee Letter.

         3.2.  FUNDS FOR PAYMENTS.

                  3.2.1. PAYMENTS TO ADMINISTRATIVE AGENT. All payments of interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent's Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

                  3.2.2. NO OFFSET, ETC. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or the Administrative Agent, as the case may be, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

         3.3. COMPUTATIONS. All computations of interest and of Fees shall be based on a 360-day year and paid for the actual number of days elapsed.

         3.4. ADDITIONAL COSTS, ETC. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central Administrative Agent or other fiscal, monetary or other authority (whether or not having the force of law), shall:

                  (a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Reimbursement and Pledge Agreement, the other Loan Documents, any Letters of Credit or such Lender's Commitment (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

                  (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the fees or interest in respect of the Letters of Credit or any other amounts payable to any Lender or the Administrative Agent under this Reimbursement and Pledge Agreement or any of the other Loan Documents, or

                  (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Reimbursement and Pledge Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

                  (d) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Reimbursement and Pledge Agreement, the other Loan Documents, any Letters of Credit, such Lender's Commitment, or any letters of credit or commitments of which such Lender's Commitment forms a part, and the result of any of the foregoing is

                           (i) to increase the cost to any Lender of making,
                  funding, issuing, renewing, extending or maintaining such Lender's Commitment or any Letter of Credit, or

                           (ii) to reduce the amount of interest, Reimbursement
                  Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender's Commitment or any Letter of Credit, or

                           (iii) to require such Lender or the Administrative
                  Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum, provided that the Borrower shall not be obligated to pay any additional amounts which were incurred by any of the Lenders or the Administrative Agent more than forty-five (45) days prior to the date on which such Lender or the Administrative Agent, as the case may be, had knowledge of such additional amounts. The Lender or the Administrative Agent shall present a certificate setting forth a reasonable calculation of the amount of such increased costs as per Section 3.6 hereof.

         3.5. CAPITAL ADEQUACY. If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender's or the Administrative Agent's commitment with respect to any Reimbursement Obligations to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or the Administrative Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact. The Borrower agrees to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with Section 3.6 hereof; provided that the Borrower shall not be obligated to pay any additional amounts which were incurred by any of the Lenders or the Administrative Agent more than forty-five (45) days prior to the date on which such Lender or the Administrative Agent, as the case may be, had knowledge of such additional amounts. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

         3.6. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to Section 3.4 and 3.5 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

         3.7. CHANGE OF LOCATION OF LENDING OFFICE; REPLACEMENT OF LENDER. If the Borrower shall, as a result of the requirements of Sections 3.4 or 3.5, be required to pay any Lender the additional costs referred to in such Sections and the Borrower, in its reasonable discretion, shall deem such additional amounts to be material, the Borrower shall have the right to (a) request in writing to such Lender which has certified additional costs to the Borrower, with copy to the Administrative Agent, that such Lender change the location of its lending office in order to mitigate such additional costs and (b) if (i) such Lender does not change the location of its lending office within sixty (60) days of receipt of such request, or (ii) the Borrower determines, in its reasonable discretion, after such change in the location of such lending office that any remaining additional costs are still material, substitute another Lender who is an Eligible Assignee for such Lender which has certified the additional costs to the Borrower. Any such substitution shall take place in accordance with Section 13.2 and shall otherwise be on terms and conditions reasonably satisfactory to the Administrative Agent, and until such time as such substitution shall be consummated, the Borrower shall continue to pay such additional costs. Upon any such substitution, the Borrower shall pay or cause to be paid to the Lender that is being replaced all amounts properly demanded and unreimbursed and such Lender will be released from liability hereunder.

         3.8. INTEREST AFTER DEFAULT. Unpaid Reimbursement Obligations and all other overdue amounts payable hereunder or under any of the other Loan Documents, including, without limitation, overdue Fees, shall bear interest compounded monthly and payable on demand at a rate per annum equal to the Base Rate plus two percent (2%) until such amount shall be paid in full (after as well as before judgment).

                             4. COLLATERAL SECURITY.

         4.1. SECURITY OF BORROWER. The Obligations shall be secured by a perfected first priority security interest (subject only to (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 and (ii) the Custodial Lien and Set-Off Rights) in the following: (i) the Securities Account and all property held therein or any replacement or successor account and/or any and all substitutions, additions and accessions thereto, which shall include, but not be limited to, cash, investment property, securities, security entitlements, securities accounts and any and all financial assets credited to and held in the Securities Account or any replacement or successor account, including, without limitation, the property described on Schedule 4.1 attached hereto and made a part hereof, as such property may be released or substituted pursuant to the terms hereof; (ii) the Deposit Account and all of the property from time to time held therein, and
(iii) to the extent not already included in clauses (i) or (ii) above, dividends, distributions, income, interest and all proceeds of the foregoing, including, without limitation, the roll-over or reinvested proceeds of the foregoing, whether now existing or hereafter arising (collectively, the "Pledged Collateral"). Any delivery or transfer of any of the Pledged Collateral to the Custodian and credited to the Securities Account or the Deposit Account shall be deemed a delivery or transfer to the Administrative Agent.

         4.2. DEPOSIT ACCOUNT. The Borrower or any other person on behalf of the Borrower, including the Custodian, may from time to time deposit cash sums denominated in Dollars into the Deposit Account. Interest earned on the amounts held or credited to the Deposit Account shall remain in the Deposit Account. The Borrower may from time to time request, and the Administrative Agent agrees to, effect transfers of cash from the Deposit Account to the Securities Account for the sole purpose of allowing the Borrower to purchase Qualified Securities to be held in or credited to the Securities Account; provided that (a) any such transfer request shall involve a minimum amount of $500,000 or integral multiples of $100,000 in excess thereof, (b) after giving effect to such transfer request, the Borrower remains in compliance with the covenant contained in Section 6.8 and (c) no Event of Default has occurred and is continuing hereunder.

         4.3. SECURITY INTEREST. For and in consideration of the sum of ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for and in consideration of the Administrative Agent's agreement to issue the Letters of Credit and the Lenders' agreement to purchase Letter of Credit Participations therein, the Borrower hereby pledges, hypothecates, and impresses the Pledged Collateral with a lien in favor of the Administrative Agent, on behalf of the Lenders, and grants to the Administrative Agent a security interest in the Pledged Collateral, in each case to secure the punctual payment and performance of all the Obligations. The Borrower covenants and agrees that (i) with respect to the Pledged Collateral consisting of the Securities Account, the property held therein and any and all proceeds thereof, the Administrative Agent has control and, from and after the issuance of a Notice of Exclusive Control, which notice shall not be given unless an Event of Default has occurred and is continuing hereunder, the Administrative Agent shall have sole and exclusive control, over such Pledged Collateral and that it shall take all such steps as may be necessary to cause the Administrative Agent to have sole and exclusive control over such Pledged Collateral; (ii) with respect to the Pledged Collateral Consisting of the Deposit Account, the property held therein and any and all proceeds thereof, except as expressly permitted in Section 4.2 above, the Administrative Agent has sole and exclusive control over such Pledged Collateral and the Borrower shall take all such steps as may be necessary to cause the Administrative Agent to have sole and exclusive control over such Pledged Collateral and the Borrower shall have no rights to withdraw or direct the transfer of any or all credit balances at any time in the Deposit Account for so long as any Obligations remain outstanding under or in respect of the Loan Documents; (iii) it shall not sell, transfer, assign, or otherwise dispose of any of the Pledged Collateral without the prior written consent of the Administrative Agent except in connection with substitutions of Pledged Collateral permitted pursuant to
Section 4.7(b) and provided that, after giving effect to such substitutions, the Borrower is in compliance with the covenant contained in Section 6.8; (iv) it shall do or cause to be done all things necessary to preserve and keep in full force and effect the perfected first priority security interest in the Pledged Collateral granted to the Administrative Agent hereunder (subject to laws affecting creditor's rights, generally); (v) it shall not create or permit the existence of liens or security interests in the Pledged Collateral in favor of third parties other than (A) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 and (B) the Custodial Lien and Set-Off Rights; (vi) it shall not take any action or omit to take any action that would result in the termination of the Control Agreement without the prior consent of the Administrative Agent and it shall otherwise comply in all respects with the provisions of the Control Agreement; and (vii) with respect to the Deposit Account and the Securities Account, it shall not give instructions or entitlement orders to the Custodian that would require the Custodian to advance any margin or other credit to or for the benefit of the Borrower.

         4.4. BORROWER'S ADDITIONAL OBLIGATIONS. The Borrower agrees that: (1) any distribution in kind received by the Borrower from any party for or on account of the Pledged Collateral, including distributions of stock as a dividend or split of any of the Pledged Collateral, shall be promptly delivered to the Administrative Agent, for the account of the Lenders, in the form received with any required endorsement; (2) additional collateral in form and kind satisfactory to the Administrative Agent will be deposited by the Borrower with the Administrative Agent, for the account of the Lenders, in accordance with Section 6.8; (3) any note or other instrument executed and delivered to the Borrower by any party to evidence any obligation of such party with respect to the Pledged Collateral shall be promptly delivered with any required endorsement to the Administrative Agent. All such items shall be held by the Administrative Agent in accordance with the terms of this Reimbursement and Pledge Agreement.

         4.5. CERTAIN RIGHTS AND DUTIES OF ADMINISTRATIVE AGENT AND LENDERS. The Borrower acknowledges that the Administrative Agent and the Lenders have no duty of any type with respect to the Pledged Collateral except for the use of due care in safekeeping any of the Pledged Collateral actually in the physical custody of the Administrative Agent or the Lenders; prior to the occurrence of any Event of Default the Administrative Agent's and the Lenders' rights with respect to the Pledged Collateral shall be limited to the Administrative Agent's and the Lenders' rights as secured party and pledgee and the right to perfect their security interest, preserve, enforce and protect the lien granted hereunder and their interest in the Pledged Collateral. Prior to the occurrence and continuance of any Event of Default, the Borrower shall be entitled to vote any Pledged Collateral constituting securities or capital stock and to give consents, waivers and ratifications in respect thereof; provided, however, that no vote shall be cast or consent, waiver or ratification given by the Borrower if the effect thereof would impair any of the Pledged Collateral or be inconsistent with or result in any violation of any of the provisions of this Reimbursement and Pledge Agreement. All such rights of the Borrower to vote and give consents, waivers and ratifications with respect to the Pledged Collateral shall cease upon the occurrence and continuance of an Event of Default.

         4.6. POWER OF ATTORNEY, ETC. The Borrower hereby irrevocably constitutes and appoints the Administrative Agent the true and lawful attorney-in-fact for and on behalf of the Borrower with full power of substitution and revocation in its own name or in the name of the Borrower to make, execute, deliver and record, as the case may be, any and all financing statements, continuation statements, notices of exclusive control, assignments, proofs of claim, powers of attorney, leases, discharges or other instruments or agreements which the Administrative Agent in its sole discretion may deem necessary or advisable to perfect, preserve, or protect (and, after the occurrence and during the continuance of an Event of Default, to enforce) the lien granted hereunder and the Administrative Agent's and the Lenders' interest in the Pledged Collateral and to carry out the purposes of this Reimbursement and Pledge Agreement, including but without limiting the generality of the foregoing, any and all proofs of claim in bankruptcy or other insolvency proceedings of the Borrower, with the right, upon the occurrence and during the continuance of an Event of Default, to collect and apply to the Obligations all distributions and dividends made on account of the Pledged Collateral. The rights and powers conferred on the Administrative Agent by the Borrower are expressly declared to be coupled with an interest and shall be irrevocable until all the Obligations are paid and performed in full. A carbon, photographic, or other reproduction of a security agreement (including this Reimbursement and Pledge Agreement) or a financing statement is sufficient as a financing statement to the extent permitted by applicable law.

         4.7. RELEASE OF COLLATERAL. The Administrative Agent shall grant a release of its lien on the Pledged Collateral:

                  (a) In the event that the Collateral Coverage Amount exceeds the Dollar Equivalent of the Aggregate Maximum Drawing Amount plus the Dollar Equivalent of all Unpaid Reimbursement Obligations consisting of amounts paid under Letters of Credit, as set forth in Section 2.2(a)(i), (such excess being referred to herein as the "Release Amount") then, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall, at the request and expense of the Borrower, release such portions of the Pledged Collateral designated by the Borrower with a fair market value equal to the Release Amount (or such smaller amount as may be requested by the Borrower); provided that in no event shall the Administrative Agent be required to release any Pledged Collateral after the occurrence and during the continuance of an Event of Default or in an aggregate amount that is less than five hundred thousand dollars ($500,000). In connection with any such partial release of the Pledged Collateral, the Administrative Agent shall give such consents as may be necessary to permit the Custodian to allow the Borrower to withdraw the Release Amount from the Securities Account and/or the Deposit Account, as the case may be. The Borrower agrees to reimburse the Administrative Agent on demand for any and all out-of-pocket costs and expenses incurred by the Administrative Agent in connection with any such partial release of the Pledged Collateral, including, without limitation, reasonable attorney's fees.

                  (b) So long as the Collateral Coverage Amount exceeds the Dollar Equivalent of the Aggregate Maximum Drawing Amount plus all Unpaid Reimbursement Obligations consisting of amounts paid under Letters of Credit, as set forth in Section 2.2(a)(i), and so long as no Event of Default has occurred and is continuing, the

         Borrower may make substitutions of equal or greater value for the Pledged Collateral; provided that such Pledged Collateral shall at all times consist of cash and Qualified Securities. In the event that any amounts are paid or due to be paid in respect of the Pledged Collateral (whether at scheduled maturity or otherwise), the Borrower may give instructions to roll-over or reinvest such amounts in Qualified Securities, all of which shall remain Pledged Collateral hereunder.

                  (c) In the event that (i) any and all Letters of Credit are fully drawn or expire or are returned to the Administrative Agent for cancellation, and (ii) all Reimbursement Obligations with respect to any drawings of Letters of Credit have been fully satisfied pursuant to the provisions of this Reimbursement and Pledge Agreement and the other Loan Documents, and (iii) no other Obligations, whether contingent or otherwise, are then outstanding, the Administrative Agent agrees that
         (A) it shall, after request by Borrower and at Borrower's sole cost and expense, release the Pledged Collateral from the security interest and lien created by this Reimbursement and Pledge Agreement and shall execute, or cause to be executed, such instruments of release and discharge as may be reasonably requested by the Borrower and (B) the Borrower may thereafter withdraw from the Deposit Account any amounts constituting the balance in the Deposit Account.

                       5. REPRESENTATIONS AND WARRANTIES.

         The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

         5.1.  CORPORATE AUTHORITY.

                  5.1.1. INCORPORATION; GOOD STANDING. The Borrower (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

                  5.1.2. AUTHORIZATION. The execution, delivery and performance of this Reimbursement and Pledge Agreement and the other Loan Documents to which the Borrower is, or is to become, a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of the Borrower, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, the Borrower.

                  5.1.3. ENFORCEABILITY. The execution and delivery of this Reimbursement and Pledge Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights or by the application of equitable principles relating to enforceability (regardless of whether considered in a proceeding in equity or at law) including, without limitation, (i) the possible unavailability of specific performance injunctive relief or any equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealings; provided that the Borrower assumes for the purposes of this Section 5.1.3 that this Reimbursement and Pledge Agreement and the other Loan Documents have been validly executed and delivered by each of the parties thereto other than the Borrower.

         5.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Borrower of this Reimbursement and Pledge Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

         5.3.  FINANCIAL STATEMENTS.

                  5.3.1. FISCAL YEAR. The Borrower and each of its Subsidiaries has a fiscal (or financial) year which is the twelve months ending on December 31 of each calendar year.

            5.3.2. FINANCIAL STATEMENTS. There are no Contingent Liabilities (as defined on Schedule 8 hereto) of the Borrower as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto. There has been furnished to each of the Lenders a consolidated balance sheet of the Parent and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Parent and its Subsidiaries for the fiscal year then ended, certified by a Responsible Officer. Such balance sheet and statement of income have been prepared in accordance with GAAP and fairly present the financial condition of the Parent as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no Contingent Liabilities (as defined on Schedule 8 hereto) of the Parent or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Parent, which were not disclosed in such balance sheet and the notes related thereto. In the event that GAAP requires that the financial statements be presented on a combined basis, the Borrower shall have furnished a combined balance sheet and a combined statement of income for the Parent and its Subsidiaries.

      5.4. NO MATERIAL ADVERSE CHANGES, ETC. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect.

      5.5. FRANCHISES, PATENTS, COPYRIGHTS, ETC. The Borrower possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

      5.6. LITIGATION. Except as set forth in Schedule 5.6 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any Governmental Authority, (a) that, if adversely determined, might, either in any case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of the Borrower and its Subsidiaries to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Parent and its Subsidiaries or, in the event that GAAP requires the financial statements to be presented on a combined basis, the combined balance sheet or (b) which, question the validity of this Reimbursement and Pledge Agreement.

      5.7. NO MATERIALLY ADVERSE CONTRACTS, ETC. Neither the Borrower nor or any of its Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or, to the knowledge of the Responsible Officers, is expected in the future to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any Material Adverse Effect.

      5.8. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

      5.9. TAX STATUS. The Borrower and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, except those which the failure to file would not have a Material Adverse Effect,
(b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or those which the failure to pay would not have a Material Adverse Effect and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the Responsible Officers of the Borrower know of any basis for any such claim.

      5.10. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

      5.11. INVESTMENT COMPANY ACTS. Neither the Borrower nor any of its Subsidiaries is an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

      5.12. ABSENCE OF FINANCING STATEMENTS, ETC. Except as set forth on
Schedule 5.12, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on any of the Pledged Collateral.

      5.13. PERFECTION OF SECURITY INTEREST. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent's security interest in the Pledged Collateral. The Administrative Agent and the Lenders acknowledge and agree that the Pledged Collateral is subject to liens and set-off rights in favor of the Custodian pursuant to Article V, Section 10 of the Control Agreement (the "Custodial Lien and Set-off Rights"). The Pledged Collateral and the Administrative Agent's rights with respect to the Pledged Collateral are not subject to any setoff, claims, withholdings or other defenses other than the Custodial Lien and Set-off Rights. The Borrower is the owner of the Pledged Collateral free from any lien, encumbrance or security interest, other than (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000, (ii) the Custodial Lien and Set-Off Rights and
(iii) those granted hereby.

      5.14. USE OF PROCEEDS.

            5.14.1. GENERAL. The Borrower will obtain Letters of Credit to be issued in the ordinary course of the Borrower's business.

            5.14.2. REGULATIONS U AND X. No portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

            5.14.3. INELIGIBLE SECURITIES. No portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

      5.15. SUBSIDIARIES, ETC. Montpelier Marketing Services (UK) Limited and Montpelier Holdings (Barbados) SRL are the only Subsidiaries of the Borrower. Except as set forth on Schedule 5.15 hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person. The jurisdiction of the registered office of each Subsidiary of the Borrower is listed on Schedule 5.15 hereto.

      5.16. DISCLOSURE. None of this Reimbursement and Pledge Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact known to the Borrower necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower or any of its Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

      5.17. FOREIGN ASSETS CONTROL REGULATIONS, ETC. None of the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C.
Section 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower nor any of its Subsidiaries (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person".

                            6. AFFIRMATIVE COVENANTS.

      The Borrower covenants and agrees that, so long as any Unpaid Reimbursement Obligation or Letter of Credit is outstanding or the Administrative Agent has any obligation to issue, extend or renew any Letters of
Credit:

      6.1. PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the interest on all Reimbursement Obligations, Fees and all other amounts provided for in this Reimbursement and Pledge Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Reimbursement and Pledge Agreement and such other Loan Documents.

      6.2. MAINTENANCE OF OFFICE. The Borrower will maintain its registered office at 8 Par-La-Ville Road, Hamilton, HM 08, Bermuda, or at such other place as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

      6.3. RECORDS AND ACCOUNTS. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage PricewaterhouseCoopers or other independent certified public accountants satisfactory to the Administrative Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.

      6.4. FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrower will deliver to each of the Lenders:

            (a) as soon as practicable, but in any event not later than ninety
      (90) days after the end of each fiscal year of the Parent, the consolidated balance sheet of the Parent and its Subsidiaries and the consolidating balance sheet of the Parent and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of the Parent, the Borrower or any of their Subsidiaries to continue as going concerns, by PricewaterhouseCoopers or any other independent certified public accountant engaged pursuant to Section 6.3(c);

            (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Parent, copies of the unaudited consolidated balance sheet of the

      Parent and its Subsidiaries and the unaudited consolidating balance sheet of the Parent and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Parent's fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Parent that the information contained in such financial statements fairly presents the financial position of the Parent and its Subsidiaries on the date thereof (subject to year-end adjustments);

            (c) Within thirty (30) days of receipt of any audit committee report prepared by the Borrower's accountants, if there are any reportable events resulting in any discussion in the sections of such report entitled "Errors or Irregularities", "Illegal Acts" and "Misstatements Due to Fraud", the Borrower will provide copies of such sections to the Administrative Agent;

            (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Parent in substantially the form of Exhibit D hereto (a "Compliance Certificate") and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 8 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

            (e) no later than the tenth (10th) Business Day of each month, or, following the occurrence and during the continuance of an Event of Default, at such other times as the Administrative Agent may request, a certificate (the "Pledged Collateral Certificate") substantially in the form of Exhibit E attached hereto, signed by an officer of the Borrower, certifying compliance with the collateral coverage requirement set forth in Section 6.8 and demonstrating, in detail satisfactory to the Administrative Agent, the fair market value (as valued by Bloomberg or, if Bloomberg is not available, another quotation service reasonably acceptable to the Administrative Agent) of the Qualified Securities and the amount of cash on deposit in the Deposit Account as of the last Business Day of the immediately preceding month;

            (f) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

            (g) from time to time such other financial data and information as the Administrative Agent or any Lender may reasonably request;

      In the event that GAAP requires the financial statements required under clauses (a) and (b) above to be presented on a combined basis, the Borrower shall deliver such combined and combining statements in lieu of the required consolidated and consolidating financial statements.

      6.5. NOTICES.

            6.5.1. DEFAULTS. As soon as practicable after Responsible Officer of the Borrower knows of the existence of any Default or Event of Default, the Borrower will notify the Administrative Agent, in writing, of the occurrence of such Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto.

            6.5.2. NOTIFICATION OF CLAIM AGAINST PLEDGED COLLATERAL. The Borrower will, immediately upon becoming aware thereof, notify the Administrative Agent, in writing, of any setoff, claims, withholdings or other defenses to which any of the Pledged Collateral, or the Administrative Agent's rights with respect to the Pledged Collateral, are subject other than with respect to the Custodial Lien and Set-off Rights, provided that the Borrower will notify the Administrative Agent hereunder of any set-off exercised by the Custodian pursuant to the Custodial Lien and Set-off Rights.

            6.5.3. NOTICE OF LITIGATION AND JUDGMENTS. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within thirty (30) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Administrative Agent, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any final judgment not covered by insurance, against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

      6.6. LEGAL EXISTENCE; MAINTENANCE OF PROPERTIES. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries. It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 6.6 shall prevent the Borrower from discontinuing the operation of any Subsidiary or the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

      6.7. TAXES. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real estate, sales and activities, or any part thereof, or upon the income or profits therefrom, other than where failure to pay such taxes would not result in a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached to the Pledged Collateral as security therefor.

      6.8. COLLATERAL COVERAGE. The Borrower hereby covenants and agrees that the Collateral Coverage Amount (as hereinafter defined) must at all times be equal to or greater than the Dollar Equivalent of the Aggregate Maximum Drawing Amount plus the Dollar Equivalent of all Unpaid Reimbursement Obligations consisting of amounts paid under Letters of Credit, as set forth in Section 2.2(a)(i). As used herein, the

"Collateral Coverage Amount" means the sum of (a) the fair market value (as calculated by the Administrative Agent in its reasonable discretion) of the Pledged Collateral consisting of cash multiplied by 1.0 plus (b) the fair market value (as calculated by the Administrative Agent by reference to Bloomberg or, if Bloomberg is not available, another quotation service reasonably acceptable to the Administrative Agent) of the Pledged Collateral consisting of Freely Transferable debt obligations issued by the U.S. Treasury Department or backed by the full faith and credit of the United States of America (the "Treasury Collateral") multiplied by .90 plus (c) the fair market value (as calculated by the Administrative Agent by reference to Bloomberg or, if Bloomberg is not available, another quotation service reasonably acceptable to the Administrative Agent) of the Pledged Collateral consisting of Freely Transferable debt obligations issued by U.S. Federal Agencies other than the U.S. Treasury Department (the "Federal Agency Collateral") multiplied by .80. The Federal Agency Collateral together with the Treasury Collateral, shall be referred to collectively as the "Qualified Securities". If the Borrower's A.M. Best Rating falls below the rating of "A"-, (x) the multiplier "1.0" contained in clause (a) above shall be decreased to ".90", (y) the multiplier ".90" contained in clause
(b) above shall be decreased to ".80" and (z) the multiplier ".80" contained in clause (c) above shall be decreased to .70. If at any time the Collateral Coverage Amount is less than the Dollar Equivalent of the Aggregate Maximum Drawing Amount plus the Dollar Equivalent of all Unpaid Reimbursement Obligations consisting of amounts paid under Letters of Credit, as set forth in
Section 2.2(a)(i), then the Borrower shall promptly provide to the Administrative Agent and pledge hereunder such additional cash or Qualified Securities as may be necessary to satisfy the foregoing Collateral Coverage Amount. Failure to do so within two (2) Business Days shall constitute an immediate and automatic Event of Default under the terms and conditions of this Reimbursement and Pledge Agreement. Notwithstanding the monthly reporting obligations set forth in Section 6.4(e), the covenant contained herein shall be tested at all times.

      6.9. INSPECTION OF PROPERTIES AND BOOKS, ETC.

            6.9.1. GENERAL. The Borrower shall permit the Administrative Agent, upon reasonable prior notice and at reasonable times to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers. Following the occurrence and during the continuance of an Event of Default, any of the Lenders and any of the Administrative Agent's or any of the Lenders' employees, agents, consultants or attorneys, may accompany the Administrative Agent on such visits, inspections or discussions.

            6.9.2. COMMUNICATIONS WITH ACCOUNTANTS. The Borrower authorizes the Administrative Agent to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. Following the occurrence and during the continuance of an Event of Default, any of the Lenders and any of the Administrative Agent's or any of the Lenders' employees, agents, consultants or attorneys, may participate in such communications.

            At the request of the Administrative Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 6.9.2.

      6.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all environmental laws, except where failure to do so would not have a Material Adverse Effect, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound, except where failure to do so would not have a Material Adverse Effect, and (d) all applicable decrees, orders, and judgments, except where failure to do so would not have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any competent government shall become necessary or required in order that the Borrower fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower is a party, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

      6.11. USE OF PROCEEDS. The Borrower will obtain Letters of Credit solely for the purposes set forth in Section 2.1.1 and 2.1.2.

      6.12. FURTHER ASSURANCES. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the

Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Reimbursement and Pledge Agreement and the other Loan Documents.

                         7. CERTAIN NEGATIVE COVENANTS.

      The Borrower covenants and agrees that, so long as any Unpaid Reimbursement Obligation or Letter of Credit is outstanding or the Administrative Agent has any obligations to issue, extend or renew any Letters of Credit:

      7.1. BUSINESS ACTIVITIES. The Borrower will not engage directly or indirectly (whether through Subsidiaries or otherwise), as its primary business, in any type of business other than the businesses conducted by them on the Closing Date and in related businesses.

      7.2. FISCAL YEAR. The Borrower will not, and will not permit any of it Subsidiaries to, change the date of the end of its fiscal or financial year from that set forth in Section 5.3.1.

      7.3. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business provided that transactions between the Parent and any wholly-owned Subsidiary of the Parent or between any wholly-owned Subsidiaries of the Parent shall be excluded from the restrictions set forth in this Section 7.3.

      7.4. DISPOSITION OF ASSETS. The Borrower shall not, and not permit any of its Insurance Subsidiaries to, sell, transfer, convey or lease all or any substantial part of its assets or sell or assign with or without recourse any receivables, other than any sale, transfer, conveyance or lease in the ordinary course of business, except for (x) any sale, transfer, lease or disposition of an asset by or to a Subsidiary and (y) any such sale, transfer, conveyance, lease or assignment of any wholly owned Subsidiary to the Borrower or any other wholly owned Subsidiary, provided in each case no Default or Event of Default has occurred and is continuing or would result therefrom.

                             8. FINANCIAL COVENANTS.

      The Borrower covenants and agrees that, so long as any Unpaid Reimbursement Obligation or Letter of Credit is outstanding or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit, it shall comply with the financial covenants set forth on Schedule 8 hereto.

                             9. CLOSING CONDITIONS.

      The obligations of the Administrative Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to June 20, 2003:

      9.1. LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent and the Administrative Agent shall have received a fully executed copy of each such document.

      9.2. CERTIFIED COPIES OF GOVERNING DOCUMENTS. The Administrative Agent shall have received from the Borrower a copy, certified by a duly authorized officer of the Borrower to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

      9.3. CORPORATE OR OTHER ACTION. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower of this Reimbursement and Pledge Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

      9.4. INCUMBENCY CERTIFICATE. The Administrative Agent shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower, each of the Loan Documents to which the Borrower is or is to become a party; (b), to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

      9.5. VALIDITY OF LIENS. This Reimbursement and Pledge Agreement and the other Loan Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first security interest in and lien upon the Pledged Collateral (subject to (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 and
(ii) the Custodial Lien and Set-Off Rights). All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

      9.6. PERFECTION CERTIFICATES. The Administrative Agent shall have received from the Borrower a completed and fully executed perfection certificate and the results of collateral searches with respect to the Pledged Collateral, indicating no liens, encumbrances or security interest other those granted hereby and otherwise in form and substance satisfactory to the Administrative Agent, it being understood that current liens in favor of Fleet National Bank, which liens will be released on the Closing Date, will be evidenced on such collateral searches.

      9.7. CONTROL AGREEMENT. The Administrative Agent shall have executed, and shall have received a fully-executed copy of, the Control Agreement, in form and substance satisfactory to the Administrative Agent.

      9.8. PLEDGED COLLATERAL CERTIFICATE. The Administrative Agent shall have received from the Borrower the initial Pledged Collateral Certificate dated as of the Closing Date.

      9.9. OPINION OF COUNSEL. Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, from New York and Bermuda counsel to the Borrower.

      9.10. PAYMENT OF FEES AND EXPENSES. The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, the portion of the Letter of Credit Fee due on the Closing Date, all other fees required to be paid pursuant to the Fee Letter and any and all other fees and expenses incurred by the Administrative Agent or the Lenders in connection with this Reimbursement and Pledge Agreement and the other Loan Documents, including, without limitation, legal fees and expenses.

      10. CONDITIONS TO ALL LETTER OF CREDIT ISSUANCES.

      The obligations of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

      10.1. REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of the Borrower contained in this Reimbursement and Pledge Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Reimbursement and Pledge Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Reimbursement and Pledge Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate do not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

      10.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any applicable law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Administrative Agent would make it illegal for the Administrative Agent to issue, extend or renew such Letter of Credit.

      10.3. DOCUMENTS. All documents in connection with the transactions contemplated by this Reimbursement and Pledge Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent's Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

      10.4. PLEDGED COLLATERAL CERTIFICATE. The Administrative Agent shall have received the most recent Pledged Collateral Certificate required to be delivered to the Administrative Agent in accordance with Section 6.4(d) and, if requested by the Administrative Agent, a Pledged

Collateral Certificate dated within three (3) days of the issuance, extension or renewal of such Letter of Credit.

      10.5. COLLATERAL COVERAGE AMOUNT. The Dollar Equivalent of the Aggregate Maximum Drawing Amount plus the Dollar Equivalent of all Unpaid Reimbursement Obligations consisting of amounts paid under Letters of Credit, as set forth in
Section 2.2(a)(i), shall not exceed the Collateral Coverage Amount.

      11. EVENTS OF DEFAULT; ACCELERATION; ETC.

      11.1. EVENTS OF DEFAULT AND ACCELERATION. Upon the occurrence and continuance of any of the following events of default (each an "Event of Default"):

            (a) default in the payment of any of the Obligations consisting of Reimbursement Obligations;

            (b) default in the payment of any Obligations (other than those specified in clause (a) above) under any of the Loan Documents, including, without limitation, default in the payment of Fees and interest, which shall continue for more than three (3) Business Days;

            (c) default in the performance of any of the agreements or covenants of the Borrower set forth in Section 6.5, 6.6, 6.8, 6.11, 7.1 or 7.4 or in
      Section 8.2 of Schedule 8 under this Reimbursement and Pledge Agreement after the date upon which any applicable grace or cure periods that are expressly herein provided shall have elapsed;

            (d) default in the performance of any of the agreements or covenants of the Borrower set forth in Section 6.4(e) and continuance of such default for a period of 10 days after the date upon which any applicable grace or cure periods that are expressly herein provided shall have elapsed;

            (e) default in the performance of any of the agreements or covenants of the Borrower set forth in Section 8.1 of Schedule 8 and continuance of such default for a period of 30 days unless a Cure Contribution is made during such 30 days;

            (f) default in the performance of any of the agreements or covenants of the Borrower under this Reimbursement and Pledge Agreement or any other Loan Document (other than those specified in Sections 11.1(a), (b), (c),
      (d) or (e) above and continuance of such default for a period of 30 days after the date upon which (x) any

      Responsible Officer had actual knowledge of such default or (y) any applicable grace or cure periods that are expressly herein provided shall have elapsed;

            (g) the Control Agreement is terminated by any party thereto and the Borrower, the Administrative Agent and another securities intermediary satisfactory to the Administrative Agent and the Required Lenders have not, as of the date that is three (3) Business Days prior to the effective date of such termination, entered into a control agreement in form and substance reasonably satisfactory to the Administrative Agent, such that the Administrative Agent's first priority lien and security interest in the Pledged Collateral is preserved unimpaired;

            (h) the Administrative Agent's security interest in the Pledged Collateral shall cease to be a first priority perfected security interest, otherwise than in accordance with the terms hereof, or in connection with
      (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 or (ii) the Custodial Lien and Set-Off Rights or with the express prior written agreement, consent or approval of the Administrative Agent and the Required Lenders; or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind this Reimbursement and Pledge Agreement or any Loan Document shall be commenced by or on behalf of the Borrower or any of its shareholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, the Reimbursement and Pledge Agreement or any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

            (i) the Borrower shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

            (j) the Borrower admits in writing that it is generally unable to pay debts as they mature or become due;

            (k) the Borrower makes a general assignment for the benefit of creditors;

            (l) any of the Pledged Collateral is subject to any lien or encumbrance or any claim or demand, other than (i) liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000 or (ii) the Custodial Lien and Set-Off Rights, that if unpaid might by law or upon bankruptcy, insolvency or otherwise, be given any priority whatsoever over the Borrower's general creditors with respect to the Pledged Collateral or is transferred for the purposes of the payment of indebtedness not arising hereunder or is taken by attachment, execution or any other form of legal process and/or the commencement of a proceeding by or against the Borrower under the federal bankruptcy code or the equivalent under Bermuda law, or any other federal, state or Bermuda laws seeking to adjudicate the Borrower a bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of the Borrower or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, debtor in possession, examiner or other similar official for the Borrower, the Pledged Collateral or any substantial part of the Borrower's property, with or without consent of the Borrower, for any purpose whatsoever and, in the case of any such proceeding instituted against the Borrower (but not instituted by it), either such proceeding shall remain unstayed and undismissed for a period of sixty (60) days; or any of the following actions sought in such proceeding shall occur: the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, the Borrower, the Pledged Collateral or for any substantial part of its property;

            (m) the assertion of any levy, seizure or attachment on the Pledged Collateral, other than with respect to the Custodial Lien and Set-Off Rights, or the taking of any action by a regulatory authority to obtain control of the Borrower, a substantial part of its assets (which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof), or any part of the Pledged Collateral, other than with respect to the Custodial Lien and Set-Off Rights;

            (n) a Change in Control shall occur; or

            (o) there shall occur any (i) default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Debt (as defined on Schedule 8 hereto) of the Borrower or any of its Subsidiaries if the aggregate amount of Debt of the Borrower and/or any of its

      Subsidiaries which is accelerated or due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $5,000,000 or more, or (ii) default in the performance or observance of any obligation or condition with respect to any such other Debt of, or guaranteed by, the Borrower and/or any of its Subsidiaries if the effect of such default or defaults is to accelerate the maturity (subject to any applicable grace period) of any such Debt of $5,000,000 or more in the aggregate or to permit the holder or holders of such indebtedness of $5,000,000 or more in the aggregate, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its expressed maturity;

If any Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations. Notwithstanding anything to the contrary contained herein, no notice given or declaration by the Administrative Agent pursuant to this Section 11 shall affect (i) the obligation of the Lenders or the Administrative Agent to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each Letter of Credit.

If any Event of Default shall occur and be continuing, the Administrative Agent may or at the request of the Required Lenders, shall, with or without prior notice to the Borrower, and without demand for additional collateral, (a) transfer, or cause the Custodian to transfer any or all of the Pledged Collateral and/or the Securities Account and/or the Deposit Account into the name of the Administrative Agent or its nominee (including, without limitation, having the Pledged Collateral debited from the Securities Account and/or the Deposit Account and credited to an account designated by the Administrative Agent) and vote any Pledged Collateral constituting securities or closely held Capital Stock; (b) sell at public or private sale any or all of the Pledged Collateral, which the Administrative Agent may purchase free from any right of redemption; (c) apply to, or set off against, the Obligations of the Borrower all or any portion of the Pledged Collateral, securities or other property of the Borrower in the possession of the Administrative Agent; (d) convert any of the Pledged Collateral or any proceeds thereof into Pounds Sterling, with any such conversion costs being considered a collection expense and added to the Obligations; and (e) at its discretion in its own name or in the name of the Borrower take any action for the collection of the Pledged Collateral, including the filing of a proof of claim in insolvency proceedings, and may receive the proceeds thereof and execute releases therefor. After deducting its expenses, including reasonable out-of-pocket attorney's fees, incurred in the sale or collection of the Pledged Collateral, the Administrative Agent shall apply the proceeds to the Obligations and shall account to the Borrower for any surplus. The Borrower agrees that the Administrative Agent has no obligation to sell or otherwise liquidate the Pledged Collateral in any particular order or to apply the proceeds thereof to any particular portion of the Obligations. The Borrower further agrees that after the occurrence and during the continuance of an Event of Default, to the extent that any voting rights exist, the Administrative Agent shall have no obligation to vote any Pledged Collateral constituting securities or closely held Capital Stock but shall have the right to do so in its sole discretion.

In connection with any secured party's sale, the Administrative Agent is authorized, if it deems it advisable to do so, in order to comply with any applicable securities laws, to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment, and not with a view to the distribution or re-sale thereof. Sales made subject to such restriction shall be deemed to have been made in a commercially reasonable manner.

                          12. THE ADMINISTRATIVE AGENT.

      12.1. AUTHORIZATION.

            (a) The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Pledged Collateral which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Pledged Collateral, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

            (b) The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term "Administrative Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Reimbursement and Pledge Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

            (c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a "representative" of the Lenders, as that term is defined in
      Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

      12.2. EMPLOYEES AND ADMINISTRATIVE AGENTS. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Reimbursement and Pledge Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine.

      12.3. NO LIABILITY. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence.

      12.4. NO REPRESENTATIONS.

            12.4.1. GENERAL. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Reimbursement and Pledge Agreement, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Obligations, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to any of the Obligations, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Obligations or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any Lender shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Reimbursement and Pledge Agreement.

            12.4.2. CLOSING DOCUMENTATION, ETC. For purposes of determining compliance with the conditions set forth in Section 12, each Lender that has executed this Reimbursement and Pledge Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent or the Arranger active upon the Borrower's account shall have received notice from such Lender not less than two (2) days prior to the Closing Date specifying such Lender's objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or the Arranger to such effect on or prior to the Closing Date.

      12.5. PAYMENTS.

            12.5.1. PAYMENTS TO ADMINISTRATIVE AGENT. A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender's pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

            12.5.2. DISTRIBUTION BY ADMINISTRATIVE AGENT. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

            12.5.3. DELINQUENT LENDERS. Notwithstanding anything to the contrary contained in this Reimbursement and Pledge Agreement or any of the other Loan Documents, any Lender that fails (a) to purchase any Letter of Credit Participation or (b) to comply with the provisions of Section 14.2 with respect to making dispositions and arrangements with the other Lenders, where such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Reimbursement and Pledge Agreement, shall be deemed delinquent (a "Delinquent Lender") and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders' respective pro rata shares of all Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

      12.6. HOLDERS OF PARTICIPATIONS. The Administrative Agent may deem and treat the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such purchaser or by a subsequent holder, assignee or transferee.

      12.7. INDEMNITY. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent or such Affiliate has not been reimbursed by the Borrower as required by Section 14.3), and liabilities of every nature and character arising out of or related to this Reimbursement and Pledge Agreement or any of the other Loan Documents (including without limitation, the Administrative Agent's indemnity obligations under the Control Agreement), or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent's willful misconduct or gross negligence.

      12.8. ADMINISTRATIVE AGENT AS LENDER. In its individual capacity, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent.

      12.9. RESIGNATION. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution (a) having a senior unsecured debt rating of not less than "A+" or its equivalent by S&P and (b) so long as no Default or Event of Default has occurred, approved by the Borrower in its reasonable discretion. If no successor shall have been so appointed and accepted within sixty (60) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent's registration shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged form its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation, the provisions of this Reimbursement and Pledge Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

      12.10. ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

            (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

                  (i) to file and prove a claim for the whole amount of the
            principal and interest owing and unpaid in respect of the Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under this Reimbursement and Pledge Agreement) allowed in such proceeding or under any such assignment; and

                  (ii) to collect and receive any monies or other property
            payable or deliverable on any such claims and to distribute the same;

            (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Reimbursement and Pledge Agreement.

            (c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

      12.11. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this Section 12.11 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

      12.12. DUTIES IN THE CASE OF ENFORCEMENT. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of this Reimbursement and Pledge Agreement and the other Loan Documents authorizing the sale or other disposition of all or any part of the Pledged Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Pledged Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

                           13. SUCCESSORS AND ASSIGNS.

      13.1. GENERAL CONDITIONS. The provisions of this Reimbursement and Pledge Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except
(a) to an Eligible Assignee in accordance with the provisions of Section 13.2, or (b) by way of participation in accordance with the provisions of Section 13.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Reimbursement and Pledge Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Reimbursement and Pledge Agreement or any of the other Loan Documents.

      13.2. ASSIGNMENTS. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Reimbursement and Pledge Agreement (including all or a portion of its Commitment); provided that (a) except in the cases of an assignment of the entire remaining amount of the assigning Lender's Commitment or, of an assignment to a Lender or a Lender Affiliate, the aggregate amount of the Commitment shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, otherwise consent (each such consent not to be unreasonably withheld or delayed); (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Reimbursement and Pledge Agreement with respect the Commitment assigned, it being understood that non-pro rata assignments of or among any of the Commitments and the Reimbursement Obligations are not permitted; (c) any assignment of a Commitment must be approved by the Administrative Agent and so long as no Default or Event of Default has occurred and is continuing, the Borrower, (such approval of the Borrower not to be unreasonably withheld), unless the Person that is the proposed assignee is itself a Lender with a Commitment; and (d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided that such processing and recordation fee may be waived by the Administrative Agent, in its sole discretion) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.3, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Reimbursement and Pledge Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Reimbursement and Pledge Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Reimbursement and Pledge Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Reimbursement and Pledge Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 14.3 and
14.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Reimbursement and Pledge Agreement that does not comply with this paragraph shall be treated for purposes of this Reimbursement and Pledge Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.4.

      13.3. REGISTER. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Reimbursement and Pledge Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

      13.4. PARTICIPATIONS. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Reimbursement and Pledge Agreement (including all or a portion of its Commitment); provided that
(a) such Lender's obligations under this Reimbursement and Pledge Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Reimbursement and Pledge Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Reimbursement and Pledge Agreement and to approve any amendment, modification or waiver of any provision of this Reimbursement and Pledge Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Letter of Credit Fee to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to Section 13.5, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.2 as though it were a Lender, provided such Participant agrees to be subject to Section 14.2 as though it were a Lender.

      13.5. PAYMENTS TO PARTICIPANTS. A Participant shall not be entitled to receive any greater payment under Sections 3.2.2, 3.4 and 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

      13.6. MISCELLANEOUS ASSIGNMENT PROVISIONS. A Lender may at any time grant a security interest in all or any portion of its rights under this Reimbursement and Pledge Agreement to secure obligations of such Lender, in connection with any pledge or assignment to secure obligations to any of the twelve Federal Reserve Administrative Agents organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of the Borrower or Administrative Agent hereunder.

      13.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER. If any assignee Lender is an Affiliate of the Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 11, and the determination of the Required Lenders shall for all purposes of this Reimbursement and Pledge Agreement and the other Loan Documents be made without regard to such assignee Lender's interest in any of the Reimbursement Obligations. If any Lender sells a participating interest in any of the Reimbursement Obligations to a Participant, and such Participant is the Borrower or an Affiliate of the Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 11 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Required Lenders shall for all purposes of this Reimbursement and Pledge Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Reimbursement Obligations to the extent of such participation.

                     14. PROVISIONS OF GENERAL APPLICATIONS.

      14.1. AUTHORIZATION TO FILE FINANCING STATEMENTS. The Administrative Agent is hereby authorized to file in any Uniform Commercial Code filing office a financing statement naming the Borrower as the debtor and indicating the collateral as the Pledged Collateral, including, the Securities Account and the Deposit Account and all property held therein and any and all proceeds of any thereof, whether now or hereafter existing or arising.

      14.2. SETOFF. The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to indebtedness of the Borrower to such Lender, other than indebtedness constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other indebtedness and to the indebtedness constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim constituting Reimbursement Obligations owed to, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Reimbursement Obligations owed it, its proportionate payment as contemplated by this Reimbursement and Pledge Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

      14.3. EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Reimbursement and Pledge Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Administrative Agent's Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (c) the fees, expenses and disbursements of the Administrative Agent and the Arranger incurred by the Administrative Agent or the Arranger in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, (d) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges so long as the engagement of such professionals is reasonable) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation or proceeding arising hereunder or related hereto or in any way related to any Lender's or the Administrative Agent's relationship hereunder with the Borrower or any of its Subsidiaries and (e) all reasonable fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches or UCC filings. The covenants contained in this
Section 14.3 shall survive payment or satisfaction in full of all other obligations.

      14.4. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Administrative Agent, its Affiliates and the Lenders and their respective Affiliates, directors, officers, employees, agents and advisors (collectively, the "Indemnitees") from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Reimbursement and Pledge Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the Letters of Credit, (b) any payments to the Custodian or in connection with the Pledged Collateral or (c) the Borrower entering into or performing this Reimbursement and Pledge Agreement or any of the other Loan Documents, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided however that the Borrower shall have no obligation to indemnify any Indemnitee for any liability, losses, damages or expenses resulting solely from the gross negligence or willful misconduct of such Indemnitee. Subject to Section 14.5 below, in litigation, or the preparation therefor, the Indemnitees shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this
Section 14.4 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this
Section 14.4 shall survive payment or satisfaction in full of all other Obligations.

      14.5. PAYMENTS BY BORROWER WITH RESPECT TO INDEMNIFIED PERSONS.

      (a) Any Person entitled to reimbursement for expenses pursuant to Section
14.3 or indemnification pursuant to Section 14.4 (an "Indemnified Person") shall promptly notify the Borrower in writing as to any action, claim, suit, proceeding or investigation for which indemnity may be sought. After such notice to the Borrower, so long as the position of the Borrower is not adverse to that of the Indemnified Person, the Borrower shall be entitled to participate in, and to the extent that it shall elect by written notice delivered to such Indemnified Person promptly after receiving the aforesaid notice of such Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person in such action, claim, suit, proceeding or investigation and shall pay as incurred the reasonable fees and expenses of such counsel related to such action, claim, suit, proceeding or investigation.

      (b) In any action, claim, suit, proceeding or investigation, any Indemnified Person shall have the right to retain its own separate counsel at such Indemnified Person's own expense and not subject to reimbursement by the Borrower; provided, however, that the Borrower shall pay as incurred the reasonable fees and expenses of such counsel incurred in connection with investigating, preparing, defending, paying, settling or compromising any action, claim, suit, proceeding or investigation if (i) the parties to such action, claim, suit, proceeding or investigation include both the Indemnified Person and the Borrower and there may be legal defenses available to such Indemnified Person which are different from or additional to those available to the Borrower; (ii) the use of counsel chosen by the Borrower to represent both the Borrower and such Indemnified Person would present such counsel with an actual or potential conflict of interest; (iii) the Borrower shall not have employed satisfactory counsel to represent the Indemnified Person within a reasonable time after notice of the institution of such action, claim, suit, proceeding or investigation; (iv) the Borrower has not provided the Indemnified Person with adequate assurance of its acceptance of its liability for the underlying claim pursuant to Section 14.4 and of its financial capacity to pay the full amount of such underlying claim or (v) the

Borrower shall authorize the Indemnified Person to employ separate counsel (in addition to any local counsel) at the expense of the Borrower. The Borrower shall not, in connection with any action, claim, suit, proceeding or investigation, be liable for the fees and expenses of more than one separate firm of legal counsel for all Indemnified Parties, except to the extent the use of one counsel to represent all Indemnified Persons would present such counsel with an actual or potential conflict of interest, and in the event that separate counsel is to be retained to represent one or more Indemnified Parties, such separate counsel shall be chosen by Administrative Agent.

      (c) Each Indemnified Person agrees that, unless the Borrower is unable to comply with the provisions set forth in Section 14.5(a) above, without the Borrower's prior written consent (not to be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any claim, action, suit, proceeding or investigation in respect of which indemnification could be sought hereunder unless such settlement, compromise, consent or termination includes an unconditional release of the Borrower and the Indemnified Person from all liabilities arising out of such claim, action, suit, proceeding or investigation.

      14.6. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Reimbursement and Pledge Agreement or any of the other Loan Documents remains outstanding or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Reimbursement and Pledge Agreement. All statements contained in any Letter of Credit Application, Compliance Certificate or Pledged Collateral Certificate delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower shall constitute representations and warranties by the Borrower hereunder.

      14.7. NOTICES. Except as otherwise specifically provided for herein, any notice, demand or communication hereunder shall be given in writing (including facsimile transmission) and mailed or delivered by hand or overnight courier to the parties at their respective addresses set forth below, or, as to each party, at such other address as shall be designated by such party by a prior notice to the other party in accordance with the terms of this provision.

            (a) any notice to the Administrative Agent shall be sent as follows:
      Fleet National Bank, Mail Stop: MA DE 10010H, 100 Federal Street, Boston, Massachusetts 02110, Attention: Esteban Koosau, Fax: (617) 434-1096, with a copy to: Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110, Attention: Jonathan K. Bernstein, Fax: (617) 951-8736

            (b) Any notice to the Borrower shall be sent as follows: Montpelier Reinsurance Ltd., 8 Par-La-Ville Road, Hamilton, HM 08, Bermuda, Attn: The Chairman, Fax: 441-296-5551, with a copy to: LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York 10019, Attention:
      Michael Groll, Fax: (212) 424-8500.

            (c) if to any Lender, at such Lender's address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

      All notices hereunder shall be effective (i) five (5) Business Days after such notice is mailed, by registered or certified mail, postage prepaid (return receipt requested), (ii) upon delivery by hand, (iii) upon delivery if delivered by overnight courier (such delivery to be evidenced by the courier's records), and (iv) in the case of any notice or communication by facsimile transmission, on the date when sent.

      14.8. MISCELLANEOUS. This Reimbursement and Pledge Agreement and the Pledged Collateral shall not be in any way affected by the extension of time or renewal of any of the Obligations, the modification in any manner or the taking or release in whole or in part of any security therefor or the obligations of the Borrower or any endorsers, sureties, guarantors or other parties or the granting of any other indulgences to the Borrower. No termination of this Reimbursement and Pledge Agreement shall be effective until the Obligations of the Borrower secured by this Reimbursement and Pledge Agreement have been satisfied in full.

      14.9. SUCCESSORS AND ASSIGNS. This Reimbursement and Pledge Agreement shall inure to the benefit of the Administrative Agent and the Lenders and its and their successors and assigns and shall bind the Borrower and the successors, representatives, legal representatives and/or heirs and assigns of the Borrower.

         14.10. CHOICE OF LAW/BINDING EFFECT. This Reimbursement and Pledge Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York, excluding the laws applicable to conflicts or choice of law (other than Section 5-1401 of the New York General Obligations Law). Regardless of any provision in any other agreement, for purposes of Article 9 of the uniform commercial code as in effect in the State of New York, New York shall be deemed to be the Administrative Agent's and the Lenders' jurisdiction.

         14.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS REIMBURSEMENT AND PLEDGE AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF ANY OF THE PARTIES HERETO RELATING TO ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, each of the Borrower, the Lenders and the Administrative Agent hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Reimbursement and Pledge Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

         14.12. DELIVERY OF ADDITIONAL DOCUMENTS. The Borrower agrees to execute and deliver to the Administrative Agent and/or third parties designated by the Administrative Agent such additional documents, notices, requests and other instruments as the Administrative Agent deems reasonably necessary or advisable to protect the Administrative Agent's rights under this Reimbursement and Pledge Agreement.

         14.13. CONFIDENTIALITY. Each Lender agrees to maintain and to cause its Affiliates to maintain the confidentiality of all information provided to it by the Borrower or any Subsidiary of the Borrower, or by the Administrative Agent on behalf of the Borrower or any Subsidiary of either of them, under this Reimbursement and Pledge Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated directly with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates or in violation of any applicable confidentiality agreement known to the Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower and/or with any restrictions on its use known to the Lender; provided, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; provided that the Lender makes reasonable efforts to request confidential treatment of such information to the extent permitted by law; (B) pursuant to subpoena or other court process; (C) as may be required (in such Lender's reasonable judgment) in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors who agree to the confidentiality provisions hereof; and (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder. Notwithstanding anything herein to the contrary, the Administrative Agent and each Lender may disclose to any and all persons, without limitation of any kind, any information with respect to U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure.

         14.14. CONSENTS, AMENDMENTS, WAIVERS, ETC. Any consent or approval required or permitted by this Reimbursement and Pledge Agreement to be given by the Lenders may be given, and any term of this

Reimbursement and Pledge Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Reimbursement and Pledge Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

                  (a) without the written consent of the Borrower and each Lender directly affected thereby:

                           (i) reduce or forgive the principal amount of any
                  Reimbursement Obligations, or reduce the Letter of Credit Fee, the Facility Fee or interest on amounts due hereunder or under the other Loan Documents (other than interest accruing pursuant to Section 3.8 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

                          (ii) increase the amount of such Lender's Commitment
                  or extend the expiration date of such Lender's Commitment;

                          (iii) postpone or extend the Commitment Maturity Date
                  or any other regularly scheduled dates for payments of the Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest and (B) any vote to rescind any exercise of remedies made pursuant to Section 11 of amounts owing with respect to the Obligations shall require only the approval of the Required Lenders); and

                          (iv) other than pursuant to a transaction permitted by
                  the terms of this Reimbursement and Pledge Agreement, release all or substantially all of the Pledged Collateral (excluding, if the Borrower or any Subsidiary of a Borrower becomes a debtor under the federal Bankruptcy Code, the release of "cash collateral", as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

                  (b) without the written consent of all of the Lenders, amend or waive this Section 14.14 or the definition of Required Lenders;

                  (c) without the written consent of the Administrative Agent, amend or waive Section 12, the amount or time of payment of any fees or expenses payable to the Administrative Agent or any other provision applicable to the Administrative Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

         14.15. AGENT FOR SERVICE. The Borrower has irrevocably designated, appointed, and empowered LeBoeuf, Lamb, Greene & MacRae, L.L.P. with an office on the date hereof at 125 West 55th Street, New York, New York 10019 as its designee, appointee and agent to receive and accept for and on its behalf, and its properties, assets and revenues, service of any and all legal process, summons, notices and documents which may be served in any action, suit or proceedings brought against the Borrower in any United States or State of New York court. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in the Borough of Manhattan, The City of New York on the terms and for the purposes of this Section 14.15 satisfactory to the Administrative Agent. The Borrower further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any action, suit or proceeding against the Borrower by serving a copy thereof upon the relevant agent for service of process referred to in this
Section 14.15 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified air mail, postage prepaid, to the Borrower at its address specified in Section 14.7 hereof. The Borrower agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Lenders or the Administrative Agent to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the Borrower or bring actions, suits or proceedings against the Borrower in such other jurisdictions, and in such manner, as may be permitted by applicable law. Each of the Borrower, the Administrative Agent and the Lenders irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Reimbursement and Pledge Agreement or any other Loan Document brought in the United States Federal courts located in the Borough of Manhattan, The City of New York or the courts of the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Borrower, the Administrative Agent and the Lenders each waive personal service of any summons, complaint or other process and irrevocably consent to the service of process by registered mail, postage prepaid, or by any other means permitted by New York or federal law.

         14.16. CONVERSION. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Reimbursement and Pledge Agreement in Dollars into any other currency (hereinafter in this Section 14.16 called the "second currency"), then the conversion shall be made at the rate of exchange used by the Administrative Agent prevailing on the Business Day preceding the day on which the judgment is given or (as the case may be) the order is made. In the event that there is a difference between the rate of exchange on the basis of which the amount of such judgment or order is determined and the rate of exchange prevailing on the date of payment, then the rate of exchange prevailing on the date of payment shall govern the amount owing hereafter, and the Borrower agrees to pay such amount as may be necessary to ensure that the amount paid on such date in the second currency is the amount in such second currency which, when converted at the rate of exchange for buying Dollars with the second currency prevailing on the date of payment, is the amount which was due under this Reimbursement and Pledge Agreement in Dollars before such judgment was obtained or made. Any amount due from the Borrower to the Administrative Agent and/or the Lenders under the second sentence of this Section 14.16 will be due as a separate debt of the Borrower to the Administrative Agent and/or the Lenders, shall constitute an Obligation hereunder and shall not be affected by judgment or order being obtained for any other sum due under or in respect of this Reimbursement and Pledge Agreement. The covenants contained in this Section
14.16 shall survive the payment in full of all of the other obligations of the Borrower under this Reimbursement and Pledge Agreement.

         14.17. COUNTERPARTS. This Reimbursement and Pledge Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

         IN WITNESS WHEREOF, the undersigned have duly executed this Reimbursement and Pledge Agreement as a sealed instrument as of the date first set forth above.

                                    MONTPELIER REINSURANCE LTD.



                                    By: ________________________________________
                                           Name:
                                           Title:

                                    FLEET NATIONAL BANK, individually and as Administrative Agent



                                    By: ________________________________________
                                           Name:
                                           Title:

                                    BANK OF AMERICA



                                    By: ________________________________________
                                           Name:
                                           Title:

                                    THE BANK OF NEW YORK



                                    By: ________________________________________
                                           Name:
                                           Title:

                                    BANK ONE



                                    By: ________________________________________
                                           Name:
                                           Title:

                                    BARCLAYS BANK PLC



                                    By: ________________________________________
                                           Name:
                                           Title:

                                    CREDIT SUISSE FIRST BOSTON, CAYMAN ISLAND
                                    BRANCH



                                    By: ________________________________________
                                           Name:
                                           Title:

                                    ING BANK N.V., LONDON BRANCH



                                    By: ________________________________________
                                           Name:
                                           Title:

                                    ROYAL BANK OF SCOTLAND PLC



                                    By: ________________________________________
                                           Name:
                                           Title:

Consented and Agreed to:

FLEET NATIONAL BANK,
    as Party to the Existing Control Agreement and the Existing Pledge Agreement



By:_______________________________________________
      Name:
      Title:
       Date:

                                   Schedule 8
                               Financial Covenants

         8.1. LEVERAGE RATIO. The Parent will not permit the Leverage Ratio to be more than thirty percent (30%).

         8.2. A.M. BEST RATING. The Borrower will not permit its A.M. Best Rating to fall below the rating of "B++".

         Capitalized terms used in this Schedule 8 and not defined in the Reimbursement and Pledge Agreement shall have the meanings ascribed to them below.

         Borrower Reinsurance Agreement. Any arrangement whereby the Borrower or any other Insurance Subsidiary, as reinsurer, agrees to indemnify any other insurance or reinsurance company against all or a portion of the insurance or reinsurance risks underwritten by such insurance or reinsurance company under any insurance or reinsurance policy.

         Capital Lease Obligation. As to any Person, the obligations of such Person to pay rent or other amounts under any lease which is required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP. For purposes of this Reimbursement and Pledge Agreement, the amount of such Capital Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

         Consolidated Debt. The consolidated Debt (excluding Hedging Obligations) of the Parent and its Subsidiaries.

         Consolidated Net Worth. The Net Worth of the Parent and its Subsidiaries on a consolidated basis.

         Contingent Liability. Any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distribution upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefore, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received; provided, however, that obligations of each of the Borrower and the Insurance Subsidiaries under Primary Policies or Borrower Reinsurance Agreements which are entered into in the ordinary course of business (including security posted by the Borrower and each of the Insurance Subsidiaries in the ordinary course of its business to secure obligations thereunder) shall not be deemed to be Contingent Liabilities of such Insurance Subsidiary or the Borrower for the purposes of this Agreement. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby or (ii) the maximum stated amount so guaranteed or supported.

         Debt. With respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued within the later of (x) three (3) Business Days and (y) the applicable cure period and bankers' acceptances issued for the account of such Person; (d) all Capital Lease Obligations of such Person; (e) all Hedging Obligations of such Person; (f) to the extent required to be included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse; (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership in which such Person is a general partner unless such debt is nonrecourse to such Person; and (j) all Contingent Liabilities of such Person whether or not in connection with the foregoing; provided that, notwithstanding anything to contrary contained herein, Debt shall not include (x) unsecured current liabilities incurred in the ordinary course of business and paid within ninety (90) days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Administrative Agent, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments or (y) any obligations of such Person under any Borrower Reinsurance Agreement or any Primary Policy.

         Hedging Obligations. With respect to any Person, the liability of such Person under any futures contract or options contract, interest rate swap agreements and interest rate collar agreements and all other agreements or arrangements (other than Retrocession Agreements), designed to protect such Person against fluctuations in interest rates or currency exchange rates. Debt under a Hedging Obligation shall be the amount of such Person's net obligation, if any, under each Hedging agreement (determined on the mark-to-market value for such agreement based upon a readily available quotation provided by a recognized dealer in such type of Hedging agreement).

         Leverage Ratio. The ratio, expressed as a percentage, of (a) Consolidated Debt to (b) the sum of Tangible Net Worth plus Consolidated Debt.

         Lien. When used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

         Net Worth. With respect to any Person, the consolidated net worth of such Person calculated in accordance with GAAP.

         Primary Policies. Any insurance policies issued by the Borrower or any other Insurance Subsidiary.

         Retrocession Agreements. Any agreement, treaty, certificate or other arrangement whereby the Borrower or any other Insurance Subsidiary cedes to another insurer all or part of the Borrower's or such Insurance Subsidiary's liability under a policy or policies of insurance reinsured by the Borrower or such Insurance Subsidiary.

         Tangible Net Worth. As to the Borrower, Consolidated Net Worth minus intangible assets minus capitalized expenses.